UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Materials Pursuant to Section 240.14a-12

hopTo Inc.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[ ]	Fee previously paid with preliminary materials:
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

hopTo Inc.

1919 S. Bascom Avenue, Suite 600

Campbell, CA 95008

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MONDAY JUNE 16, 2014

NOTICE IS GIVEN that the 2014 annual meeting of stockholders of hopTo Inc. (the “Annual Meeting”) will be held at hopTo Inc. located at 1919 S. Bascom Avenue, Suite 600, Campbell, California 95008, on Monday, June 16, 2014 at 11:00 a.m., local time, for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect two Class III directors to serve for a three-year term ending as of our annual meeting of stockholders in 2017.

2.	To approve an amendment of our amended and restated certificate of incorporation, as amended, to effect a reverse stock split of our common stock at a ratio determined by our Board of Directors within a specified range and a reduction in the authorized number of shares of our common stock based on one-half of the reverse stock split ratio except in the case of a one-for-two reverse split ratio.

3.	To approve, in a non-binding advisory vote, the compensation of our named executive officers.

4.	To ratify the appointment of Macias Gini & O’Connell LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

5.	To transact such other business as may properly come before the Annual Meeting, or any adjournment thereof.

Our Board of Directors has fixed the close of business on April 24, 2014 as the record date for determining the stockholders entitled to notice of and to vote at our Annual Meeting, or at any adjournment thereof. The accompanying proxy statement contains additional information regarding the matters to be acted on at the Annual Meeting.

All stockholders are urged to attend the Annual Meeting in person. However, to ensure that your vote is counted at the Annual Meeting, please vote as promptly as possible by submitting your vote before the Annual Meeting. You may submit your vote by mailing the enclosed proxy card or voting instruction card, or if your shares are held in “street name,” you may also have the option to vote on the Internet or by telephone. The proxy may be revoked at any time prior to its exercise at our Annual Meeting.

By Order of the Board of Directors,

/s/ Robert L. Dixon

Robert L. Dixon

Secretary

Campbell, California

May 9, 2014

Important Notice Regarding Availability of Proxy Materials

for the 2014 Annual Meeting of Stockholders to be Held on June 16, 2014

Our Proxy Statement, Annual Report on Form 10-K, and Proxy Card are available on the Internet on our corporate website at http:// proxymaterials.hopto.com.

hopTo Inc.

1919 S. Bascom Avenue, Suite 600

Campbell, CA 95008

_____________________

PROXY STATEMENT

FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

_____________________

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

This proxy statement is being sent to you in connection with the solicitation of proxies by the Board of Directors (the "Board") of hopTo Inc. (the "Company", “we”, “us” or “our”) for the 2014 Annual Meeting of Stockholders to be held at our offices located at 1919 S. Bascom Avenue, Suite 600, Campbell, California 95008 on Monday, June 16, 2014 at 11:00 a.m., local time. We invite you to attend in person.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting To Be Held on June 16, 2014

We are providing you access to this proxy statement, the accompanying form of proxy card and our annual report on Form 10-K for the fiscal year ended December 31, 2013 both by sending you these proxy materials and by notifying you of the availability of these proxy materials on the Internet. These proxy materials are available on the Internet at http://proxymaterials.hopto.com.

This Proxy Statement and the accompanying Proxy Card are first being mailed to stockholders on or about May 9, 2014. We intend to solicit proxies primarily by mail. However, our directors, officers, agents and employees may communicate with stockholders, banks, brokerage houses and others by telephone, e-mail, in person or otherwise to solicit proxies. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserve the option to do so. All expenses incurred in connection with this solicitation will be borne by us. We request that brokerage houses, nominees, custodians, fiduciaries and other like parties forward the soliciting materials to the underlying beneficial owners of our common stock. We will reimburse reasonable charges and expenses in doing so.

Voting Information

Record Date

The record date for the Annual Meeting is April 24, 2014. You may vote all shares of our common stock that you owned as of the close of business on that date. On April 24, 2014, there were 114,013,742 shares of our common stock outstanding. Each share of common stock is entitled to one vote on each matter to be voted on at the Annual Meeting.

How to Vote

You may vote by marking, signing, dating and mailing each proxy card or vote instruction card and returning it in the envelope provided. If your shares are held in “street name” (that is, they are held in the name of a broker, bank or other nominee), you will receive instructions with your proxy materials that you must follow in order to have your shares voted. Please review your proxy or vote instruction card to determine whether you will be able to vote by telephone or the Internet.

All stockholders as of the close of business on April 24, 2014 can attend the Annual Meeting. You may vote at the Annual Meeting if you are a stockholder of record (your shares are directly registered in your name on our books and not held through a broker, bank or other nominee). In order to vote at the Annual Meeting shares held in “street name,” you must obtain a valid proxy from your broker, bank, or other nominee, and bring it to the meeting. Follow the instructions from your broker, bank, or other nominee included with these proxy materials, or contact your broker, bank, or other nominee to request a proxy form.

Revoking Your Proxy

You can revoke your proxy at any time before your shares are voted at the Annual Meeting by (i) sending a written notice of revocation to Robert Dixon, Secretary, hopTo Inc., 1919 S. Bascom Avenue, Suite 600, Campbell, CA 95008, (ii) submitting by mail, telephone or the Internet another proxy dated as of a later date, or (iii) voting in person at the Annual Meeting. Merely attending the Annual Meeting will not revoke your proxy. All revocations of your proxy must be received prior to the voting of your shares at the Annual Meeting. Voting in person at the Annual Meeting will replace any previous votes submitted by proxy.

Voting Instructions

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit your proxy voting instructions but do not direct how to vote on each item, the persons named as proxies will vote your shares FOR the director nominees (Proposal 1), FOR the reverse stock split proposal (Proposal 2), FOR the advisory Say-On-Pay proposal (Proposal 3), and FOR the ratification of Macias Gini & O’Connell LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal 4). The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment. We have not received notice of other matters that may be properly presented for voting at the Annual Meeting.

Quorum

The holders of a majority of our common stock issued and outstanding on April 24, 2014, present in person or represented by proxy, shall constitute a quorum for the transaction of any business at the Annual Meeting.

Withholding Your Vote, Voting to “Abstain” and “Broker non-votes”

In the election of the directors (Proposal 1), you can withhold your vote for either or both of the nominees. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome. With regard to the other proposals, you can vote to “abstain.” If you vote to “abstain,” your shares will be counted as present at the meeting for purposes of determining whether a quorum exists, but such abstention will have the effect of a vote against the proposal.

A bank, brokerage firm or other nominee is not permitted by applicable regulatory requirements to vote on non-routine matters without instructions from the owner of the shares. An election of directors and the advisory Say-On-Pay proposal are deemed non-routine matters; consequently, absent instructions from you, your broker may not vote your shares on the election of the directors and the advisory Say-On-Pay proposal (Proposals 1 and 3). Your broker may vote your shares on the reverse stock split proposal and the ratification of the appointment of our independent registered public accounting firm (Proposals 2 and 4).

A “broker non-vote” occurs when a broker submits a proxy without voting on one or more of the non-routine matters. A broker non-vote is considered present at the meeting for purposes of determining whether a quorum exists but is not counted as a vote cast on any non-routine matter presented at the Annual Meeting.

Votes Required to Elect Directors and Adopt Other Proposals

The directors will be elected by a plurality of the voting power of our common stock at the Annual Meeting (Proposal 1). The affirmative vote of a majority of the voting power of our common stock present, in person or by proxy, at the Annual Meeting is required to approve the advisory Say-On-Pay proposal, and to ratify the appointment of Macias Gini & O’Connell LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposals 3 and 4, respectively). The affirmative vote of a majority of the voting power of our common stock outstanding on April 24, 2014 is required to approve the reverse stock split proposal (Proposal 2).

As a result, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the reverse stock split proposal.

Postponement or adjournment of the Annual Meeting

If the Annual Meeting were to be postponed or adjourned, your proxy would still be valid and will be voted at the postponed or adjourned meeting. You would still be able to revoke your proxy until it was voted.

Cost of Proxy Solicitation

We will pay the expenses of the preparation of our proxy materials and our solicitation of your proxy. Our directors, officers and employees, who will receive no additional compensation for soliciting, may solicit your proxy by telephone or other means.

Voting Results of the Annual Meeting

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the Inspector of Election and published in a Current Report on Form 8-K, which we will file with the Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board currently consists of five directors divided into three classes – Class I (Mr. Cronin), Class II (Mr. Brochu and Mr. Auriemma), and Class III (Mr. Eilam and Mr. Verba) – with the directors in each class holding office for staggered terms of three years each and until their successors have been duly elected and qualified.

The terms of Mr. Eilam and Mr. Verba expire at the Annual Meeting. Accordingly, two Class III directors will be elected at our Annual Meeting. The nominees for election as Class III directors are Eldad Eilam and Jeremy E. Verba who will serve until our 2017 annual meeting of stockholders and until their successors are elected and qualified.

Assuming the nominees are elected, we will have five directors serving as follows:

Class I Directors:	John Cronin	Term expires as of our 2015 annual meeting of stockholders
Class II Directors:	Michael A. Brochu and Sam M. Auriemma	Terms expire as of our 2016 annual meeting of stockholders
Class III Directors:	Eldad Eilam and Jeremy E. Verba	Terms expire as of our 2017 annual meeting of stockholders

Steven Ledger who served as a Class 1 director from August 2011, and was chairman of our Board since January 2012, resigned effective March 17, 2014. Our Board has not nominated or appointed any successor to Mr. Ledger at this time.

The accompanying proxy card grants the proxy holders the power to vote the proxy for substitute nominees in the event that the nominees become unavailable to serve as Class III directors. Management presently has no knowledge that the nominees will refuse or be unable to serve as Class III directors for the prescribed term.

Required Vote

Directors are elected by a “plurality” of the voting power of our common stock. Plurality means that the nominee with the largest number of votes is elected, up to the maximum number of directors to be chosen (in this case, two directors). Stockholders can either vote “for” the nominee or withhold authority to vote for the nominee. However, shares that are withheld will have no effect on the outcome of the election of directors. Broker non-votes also will not have any effect on the outcome of the election of the directors.

Board Recommendation

Our Board Recommends a Vote “ For ” Mr. Eilam and Mr. Verba.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding those individuals currently serving as our directors (or nominated to serve as a director) and executive officers as of April 24, 2014:

Name	Age	Position
Eldad Eilam	36	Chief Executive Officer, President and Director
Sam M. Auriemma (1)	61	Director
Michael A. Brochu (2)	60	Director
John Cronin (2)	59	Director
Jeremy E. Verba	51	Director
Robert L. Dixon	54	Vice President of Finance, Secretary

(1) Chairman of our Audit Committee

(2) Member of our Compensation Committee

Each of our directors, including our current nominees, was nominated based on the assessment of our Board that he has demonstrated: an ability to make meaningful contributions to our Board; independence; strong communication and analytical skills; and a reputation for honesty and ethical conduct. Our Board consists of, and seeks to continue to include, persons whose diversity of skills, experience and background are complementary to those of our other directors.

Nominees (Class III)

Eldad Eilam has served as our Chief Executive Officer since August 2012 and our President since January 2012, and has been a member of our Board since March 2012. Previously, Mr. Eilam served as our Acting Chief Executive Officer between March 2012 and April 2012, as our Interim Chief Executive Officer between April 2012 and August 2012, as our Chief Operating Officer from January 2012 to August 2012, and as our Chief Technology Officer from July 2011 to January 2012. In 2004, Mr. Eilam founded Elgix, Limited, a consulting firm to the high-tech industry, and served as its initial president until his appointment as our Chief Technology Officer. From July 2006 to March 2009, Mr. Eilam was president of GraphOn Research Labs, Limited, our Israeli subsidiary. From April 2009 to July 2011, in his role as President of Elgix, Limited, Mr. Eilam served as a consultant to the high-tech industry, including as a consultant to us since June 2010. Mr. Eilam is a technology expert in the Windows operating system, mobile user interfaces and advanced software technology development, and is the author of the book Reversing: Secrets of Reverse Engineering. Mr. Eilam was nominated to serve on our Board because of his experience advising high-tech companies at similar stages of development as our Company, and his technological expertise in the Windows operating system and mobile user interfaces.

Jeremy E. Verba was appointed to our Board in December 2013. Mr. Verba has served in senior positions at major internet companies. He is currently an Entrepreneur-in-Residence at Foundation Capital in Menlo Park, CA. From August 2011 to August 2012, he was the chief executive officer of eHarmony, Inc., overseeing the number one compatibility-based relationship site in the world. Prior to eHarmony, Inc. he was the founder and general manager of Treasure Isle at Zynga, Inc. from 2009 to 2011. Mr. Verba's career focus has been on online services, communications, and digital media. Mr. Verba currently is a member of the board of Motista, Inc., a privately held company in San Mateo, California. Mr. Verba was nominated to serve on our Board because of his experience, skillset and network, which are accretive to that of our current Board. Additionally, Mr. Verba brings years of hands-on experience and innovative ideas in the areas of creation, marketing and monetization of consumer products, to the Board. He received his MBA from Harvard University and a BS from the Massachusetts Institute of Technology.

Directors Whose Terms Expire in 2016 (Class II)

Michael A. Brochu has served as a director since April 2012. From November 1997 until its acquisition in November 2004 by Art Technology Group, Inc., Mr. Brochu served as president, chief executive officer and chairman of the board of directors of Primus Knowledge Solutions, Inc. Mr. Brochu was a member of the board of directors of Art Technology Group from November 2004 until its acquisition by Oracle Corporation in January 2011. Beginning in December 2003, Mr. Brochu served as a director of Loudeye Corp., and from February 2005 until October 2006, as its president and chief executive officer. In October 2006, Loudeye Corp. was acquired by Nokia Corp. Mr. Brochu left Nokia Corp. in December 2006. From June 2007 until its acquisition in September 2011 by WPP PLC, Mr. Brochu served as president, chief executive officer and a director of Global Market Insite, Inc. Our Board has determined that Mr. Brochu is qualified to serve on our Board because of his more than 20 years’ of senior-level experience as a veteran operational executive supports. Mr. Brochu is currently a member of the board of directors for Centro Digital Media, Vines of Mendoza and Zotec Partners (each privately held). He is also a member of the Operating Committee of BelHealth Investment Partners, a private equity firm specializing in healthcare, and is on the advisory board of Seattle-based venture capital firm Voyager Capital. Mr. Brochu holds a BBA in Finance/Accounting from the University of Texas at El Paso.

Sam M. Auriemma has served as a director since July 2012. From April 2007 until its acquisition in October 2009 by Symphony Technology Group, a private-equity fund, Mr. Auriemma served as executive vice president and chief financial officer of MCS Software. Since the sale of MCS Software, Mr. Auriemma has served part-time as a member of the board of several not for profit and for profit organizations. Mr. Auriemma has also held executive positions at IBM/FileNet Corporation, Wonderware Corporation, Platinum Technology/Locus Computing Corporation, Distributed Logic Corporation, and Applied Circuit Technology. Our Board has determined that Mr. Auriemma is qualified to serve on our Board because of his more than 30 years’ of senior-level experience as a veteran financial executive at a variety of technology companies.  Mr. Auriemma is a Certified Public Accountant and holds a BS degree from the University of Southern California.

Directors Whose Terms Expire in 2015 (Class I)

John Cronin has served as a director since August 2011. Mr. Cronin is the founder, managing director and chairman of ipCapital Group, Inc., an intellectual property strategy firm, with which we have formed an alliance to deploy a range of strategic invention and intellectual tactics aimed at accelerating the growth and commercialization of our IP portfolio. We also have relationships with certain related parties to ipCapital Group, Inc. and Mr. Cronin as described under Related-Party Transactions. Prior to founding ipCapital in 1998, Mr. Cronin was an inventor at IBM for 17 years where he patented 100 inventions, published over 150 technical papers and received IBM’s “Most Distinguished Inventor Award.” Our Board has determined that Mr. Cronin is qualified to serve on our Board because of his over 30 years’ experience developing and consulting with the development of high-tech intellectual property and his extensive knowledge and understanding of the high-tech industry. Mr. Cronin serves on the board of directors of Document Security Systems and Imageware, each of which is a publicly-held company. Mr. Cronin also serves on the advisory board of Armor Designs, Inc., Primal Inc., Spectrum Bridge, and ParkerVision all of which are privately-held. He holds a BS in Electrical Engineering, an MS in Electrical Engineering and a BA in Psychology from the University of Vermont.

Executive Officers

Robert Dixon has served as our Vice President of Finance since August 2013 and our Secretary since May 2012. Previously, Mr. Dixon previously served as our Interim Chief Financial Officer from May 2012 to August 2013, and as our Controller between March 2000 and May 2012. Prior to joining our company, from September 1998 to February 2000, Mr. Dixon served as senior internal auditor for Johnson and Johnson, and from April 1996 to September 1998, he served in the consulting division of Moore Stephens, P.C., an international public accounting firm, as supervisor of audit technology. Prior to joining Moore Stephens, Mr. Dixon held various managerial and staff positions with leading companies in the oil and gas and financial services industries, including Hess Corporation and PricewaterhouseCoopers. Between June 2010 and June 2013, Mr. Dixon served as a director and treasurer for Pacific Collegiate School, one of the nation’s top performing public charter high schools. From February 2005 to May 2010, Mr. Dixon served as a trustee and treasurer for Santa Cruz Montessori School, a private elementary school. Mr. Dixon is a graduate of the University of New Haven and is a Certified Public Accountant in the State of New Jersey.

BOARD MEETINGS AND COMMITTEES

During 2013, our Board held eight meetings. Our Board has two separately designated committees: our Audit Committee and our Compensation Committee. Each member of these standing committees has been determined to meet the standards for director independence under the rules of the SEC and is an "independent director" as defined under NASDAQ listing standards.

Our Board has determined not to establish a nominating committee. Nominees for election as directors are selected by our Board. Each committee has the power to engage independent legal, financial or other advisors, as it may deem necessary, without consulting or obtaining the approval of our Board or any of our officers. Each then-director attended, either in person or by electronic means, all of the meetings of our Board of Directors and Board committees on which they served during 2013.

Committees of the Board of Directors

Audit Committee

The current member of our Audit Committee is Sam Auriemma (Chairman). Steven Ledger served on our Audit Committee until his resignation from our Board effective March 17, 2014. Our Audit Committee held four meetings during 2013. Our Board determined that each of our Audit Committee members is or was, in the case of Mr. Ledger, “independent” for audit committee purposes and that Sam Auriemma meets the SEC definition of an “audit committee financial expert.” Information regarding our Audit Committee and its functions and responsibilities is included in this proxy statement under the caption “Report of the Audit Committee” below.

Compensation Committee

The current members of our Compensation Committee are Michael A. Brochu and John Cronin. Our Compensation Committee held one meeting during 2013. Our Compensation Committee annually reviews and determines both the cash and non-cash components of compensation paid to our directors and executive officers. In years past, the Compensation Committee has utilized information published by independent organizations, such as the American Electronics Association and Culpepper and Associates, for background information as to general compensation levels currently being offered in our industry. Our executive officers do not perform any role in determining or recommending the amount or form of executive or director compensation; however, as a member of our Board, our Chief Executive Officer reviews and participates in compensation decisions of executive officers other than himself. Our Compensation Committee also administers our stock-based compensation plans. Our Compensation Committee does not have a charter.

CORPORATE GOVERNANCE

Board Leadership Structure

Until Mr. Ledger’s recent resignation from our Board and role of Chairman, the roles of Chairman and Chief Executive Officer were held by different individuals. Our Board has not nominated or appointed any successor to Mr. Ledger at this time. We believe that having a non-executive Chairman acting in a leadership position to direct the meetings and procedures of the Board is beneficial to our Company and its employees and conveys a clear, cohesive message of Board independence and leadership to our employees and industry partners. Our Board believes that this structure provides an efficient and effective leadership model for our Company, facilitates efficient and open communication between our directors and management team, and helps to involve our other independent Board members in Board activities and decision making.

Role of Board of Directors in Risk Oversight

One of the responsibilities of our Board is to review and evaluate the process used to assess major risks facing our Company and to periodically review assessments prepared by our senior management of such risks, as well as options for their mitigation. Frequent interaction between our directors and members of senior management assist in this effort. Communications between our Board and senior management regarding long-term strategic planning and short-term operational practices include matters of material risk inherent in our business.

Our Board also plays an active role, as a whole and at the committee level, in overseeing management of our risks. Our entire Board is formally apprised at least annually of our enterprise risk management efforts. Our Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Our Audit Committee is responsible for overseeing the management of financial and accounting risks. Our Compensation Committee is responsible for overseeing the management of risk-taking relating to executive compensation plans and arrangements. While each committee is responsible for the evaluation and management of such risks, our entire Board is regularly informed through committee reports.

Director Independence

Our Board of Directors has determined that each of our non-employee directors (John Cronin, Sam M. Auriemma, Michael A. Brochu and Jeremy E. Verba), who collectively constitute a majority of our Board, meets the general independence criteria set forth in the NASDAQ Marketplace rules. Our Board also determined that Steven Ledger met the general independence criteria set forth in the NASDAQ Marketplace rules during the time he was a member of our Board. In addition, our Board has made a subjective determination as to each of the foregoing individuals that no relationships exist (including the relationship with ipCapital, or the consulting fee paid to Tamalpais Partners, that are described below under “Related-Party Transactions”) that, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Related-Party Transactions

John Cronin

ipCapital Group, Inc.

John Cronin, a member of our Board since August 9, 2011, is the founder, managing director and chairman of ipCapital Group, Inc. ("ipCapital"), an intellectual property strategy firm.

On October 11, 2011, we engaged ipCapital to assist us in the execution of our strategic decision to significantly strengthen, grow and commercially exploit our intellectual property assets. Our engagement agreement with ipCapital, which has been amended three times, affords us the right to request ipCapital to perform a number of diverse services, employing its proprietary processes and methodologies, to facilitate our ability to identify and extract from our current intellectual property base new inventions, potential patent applications, and marketing and licensing opportunities.

For the fiscal years ended December 31, 2013 and 2012, we paid ipCapital an aggregate $15,000 and $179,300, respectively, for services performed under the engagement agreement, as amended.

In addition to the fees we agreed to pay ipCapital for its services, we issued ipCapital a five-year warrant to purchase up to 400,000 shares of our common stock at an initial price of $0.26 per share. Half of the warrant (200,000 shares) has a time-based vesting condition, with such vesting to occur in three equal annual installments. The first two vesting installments occurred on October 11, 2012 and 2013, respectively, with the remaining installment to occur on October 11, 2014. The remaining 200,000 shares became fully vested upon the completion to our satisfaction of all services that we had requested from ipCapital under the engagement agreement, prior to the signing of the amendments. Such performance was deemed satisfactory during 2012. We believe that these fees, together with the issuance of the warrant, constitute no greater compensation than we would be required to pay an unaffiliated person for substantially similar services.

During 2013, we engaged ipCapital under a separate agreement to assist us in developing an intellectual property story presentation that articulated for stockholders and potential investors the power of our innovations and foundational intellectual property portfolio in remote access and cloud computing. We paid ipCapital a total of $10,000 for its services under this agreement.

ipCapital Licensing Company I, LLC

John Cronin, a member of our Board since August 9, 2011, is a partner, and serves on the board of directors of ipCapital Licensing Company I, LLC ("ipCLC"), an intellectual property licensing firm.

On February 4, 2013, we entered into an Intellectual Property Brokerage Agreement (the "IP Agreement") with ipCLC pursuant to which we have retained its services, on a no-retainer basis, to identify and present us with candidates who may be seeking to acquire a certain limited group of our patents that are unrelated to our current business strategy. If, during the applicable term of the IP Agreement, we enter into an agreement with any candidate presented to us by ipCLC to acquire or otherwise exploit the covered patents, we will pay ipCLC a fee of ten percent (10%) of the royalties, fees, and other consideration paid over the life of such agreement.

The IP Agreement is effective as of February 4, 2013, and will end 18 months after we or ipCLC serve 60 days' written notice of termination to the other party (with earlier termination possible in the event of a material breach). The IP Agreement provides for customary confidentiality undertakings, limitations on ipCLC’s total liability and mutual indemnification provisions.

We believe the terms of the IP Agreement are fair and reasonable to us and are at least as favorable as those that we could be obtained on an arms’ length basis.

ipCreate, Inc.

John Cronin, a member of our Board since August 9, 2011, is chairman and CEO of ipCreate, Inc. (ipCreate), an intellectual property consulting firm.

In 2013, we entered into an Engagement Letter (the "Engagement Letter") with ipCreate. Pursuant to the Engagement Letter, we engaged ipCreate to assist us in the definition and execution of our intellectual property strategy. During 2013, upon completion of certain tasks we requested ipCreate to perform under the terms of the Engagement Letter, we paid ipCreate $100,000, the full amount of compensation due them under the Engagement Letter for the services performed.

We believe the terms of the Engagement Letter were fair and reasonable to us and were at least as favorable to us as those that could have been obtained on an arm’s length basis.

Steven Ledger

Tamalpais Partners LLC

Steven Ledger, former Chairman of our Board, is the founder and managing partner of Tamalpais Partners LLC ("Tamalpais"), a business consulting firm. On February 1, 2012, we entered into a one-year consulting agreement with Tamalpais, which we renewed upon its expiration, under which Tamalpais provided us with advisory services focused on capital and business issues, including assistance on raising capital, mergers, acquisitions, business development and investor relations/positioning. We paid Tamalpais $110,000 and $66,000 during 2013 and 2012, respectively, for services rendered to us under the terms of this consulting agreement. We believe that these fees constitute no greater compensation than that we would be required to pay to an unaffiliated person for substantially similar services.

On March 17, 2014, Steven Ledger resigned from our Board and on such date, we entered into an exclusive consulting agreement with Mr. Ledger whereby he will provide consulting services to our Board for a term commencing upon his resignation and ending August 15, 2014.

Mr. Ledger’s consulting agreement provides that the currently unvested portion of his options to purchase our common stock (granted during his term as a director) continue to vest during the term of the agreement in accordance with their original terms. In addition, the agreement provides that the exercise period of such options will be extended through the end of 2014. Mr. Ledger will also be reimbursed for his reasonable expenses incurred in rendering services to our Board, in accordance with our policies.

Gordon Watson

Gordon Watson resigned from our Board on March 29, 2013, and we entered into an exclusive consulting agreement with Mr. Watson whereby he will provide consulting services to our Board commencing on the date of his resignation through May 31, 2014. Mr. Watson's consulting agreement provides for total compensation of $12,500 over the term of the agreement. In addition, 192,236 of Mr. Watson's unvested stock options continue to vest in accordance with their original terms over the period of the agreement. We also reimburse Mr. Watson for his reasonable expenses incurred in rendering services to our Board, in accordance with our policies.

Director Nominations and Qualifications for Director Nominee

Our Board does not have a nominating committee. Our Board has determined that given its relatively small size, the function of a nominating committee could be performed by our Board as a whole without unduly burdening the duties and responsibilities of our Board members. The nomination of each of the Class III directors standing for election at the Annual Meeting was unanimously approved by our Board.

Our Board does not have written guidelines regarding the qualifications or diversity of properly submitted candidates for membership on our Board. Qualifications for consideration as a new director nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition. In reviewing nominations, our Board will consider, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting us, time available for meetings and consultation regarding company matters and other particular skills and experience possessed by the individual.

Stockholder Nominations and Bylaw Procedures

Our bylaws establish procedures pursuant to which a stockholder may nominate a person for election to our Board. Our bylaws are available at our website at: http://hopto.com/investors/corp-governance.

To nominate a person for election to our Board, a stockholder must set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934. Such notice must also contain information specified in the bylaws as to the director nominee, information about the stockholder making the nomination and the beneficial owner, if any, on behalf of whom the nomination is made, including name and address, class and number of shares owned, and representations regarding the intention to make such a nomination and to solicit proxies in support of it. We may require any proposed nominee to furnish information concerning his or her eligibility to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence of the nominee.

Deadlines to Submit Nominations

To nominate a person for election to our Board at our annual meeting of stockholders, written notice of a stockholder nomination must be delivered to our Secretary not later than the close of business 90 nor earlier than the close of business 120 days prior to the one year anniversary of the date on which we first mailed the proxy materials for the prior year’s annual meeting. However, if our annual meeting is advanced or delayed by more than 30 days from the anniversary of the previous year’s meeting, a stockholder’s written notice will be timely if it is delivered by the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting. This year, our proxy statement is being mailed on or about April 30, 2014; therefore, we must receive any notice of recommendation for next year’s annual meeting between January 1, 2015 and January 31, 2015.

Stockholder nominations must be addressed to Robert Dixon, Secretary, and must be mailed to him at hopTo Inc., 1919 S. Bascom Avenue, Suite 600, Campbell, CA 95008, or faxed to him at 1-408-626-9722, with a confirmation copy sent by mail.

Executive Sessions of Independent Directors

The independent members of our Board meet in executive session, without any employee directors or other members of management in attendance, at least annually and additionally, as circumstances warrant.

Code of Ethics

We have a code of ethics that applies to all of our employees, including our Chief Executive Officer and Vice President of Finance. Our code of ethics is made available at our website at: http://hopto.com/investors/corp-governance.

Stockholder Communication with Board Members

We maintain contact information for stockholders, both telephone and email, on our website (www.hopto.com) under the heading “Contact Us” where a stockholder will find our telephone number and mailing address as well as a link for providing email correspondence to Investor/Public Relations. Communications sent to Investor/Public Relations and specifically marked as a communication for our Board will be forwarded to our Board or specific members of our Board as directed in the stockholder communication. In addition, communications for our Board received via telephone or mail are forwarded to our Board by one of our employees.

Board Member Attendance at Annual Meetings

Our Board does not have a formal policy regarding attendance of directors at our annual stockholder meetings. All of our then-directors attended our 2013 annual meeting of stockholders.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation we paid to our executive officers for the fiscal years ended December 31, 2013 and 2012:

Name and Principal Position	Year	Salary $	Bonus $	Stock Awards $ (1)	Option Awards $	All Other Compensation $	Total $
Eldad Eilam, (2)	2013	275,000	56,250	—	—	2,270 (4)	333,520
CEO, President	2012	250,000	50,000	288,000	181,467(3)	2,270 (4)	771,737
Christoph Berlin **	2013	215,000	45,000	—	—	2,240 (6)	262,240
Former COO	2012	174,750	—	315,000	65,382(5)	2,222(6)	557,354
Robert Dixon, (7)	2013	195,000	—	—	—	1,940 (8)	196,940
Vice President of Finance, Secretary	2012	165,423	—	74,610	—	680 (8)	240,713

**	Mr. Berlin resigned as Chief Operating Officer on March 12, 2014.

(1)

On August 15, 2012, Messrs. Eilam, Berlin and Dixon were awarded 1,600,000, 1,750,000 and 414,500 shares of restricted common stock, respectively, with a fair market value of $0.18 per share. The amounts listed in the Stock Awards column reflect the fair value of the stock awards granted to the named executive officers as of the grant date in accordance with FASB ASC Topic 718. The valuation assumptions used in calculating these amounts are set forth in Note 1 to our consolidated financial statements in our 2012 Form 10-K filed with the Commission on April 1, 2013.

(2)

Mr. Eilam has served as our President since January 2012 and as our Acting Chief Executive Officer between March 2012 and April 2012 when he was appointed Interim Chief Executive Officer. Mr. Eilam became Chief Executive Officer on August 15, 2012. Mr. Eilam served as our Chief Operating Officer from January 2012 to April 2012 and as our Chief Technology Officer from July 2011 to January 2012.

(3)

On February 22, 2012, we granted Mr. Eilam a performance-based stock option to purchase 1,000,000 shares of common stock at an exercise price of $0.23. Assuming all performance criteria are met, the option will vest in three annual installments as of the end of each fiscal year, commencing December 31, 2012. Mr. Eilam met his performance criteria for the fiscal year ended December 31, 2012, which included establishing an operations base for us in the Silicon Valley area, including the recruiting, hiring and retention of software engineering team in a timely manner, and to deliver an alternative product to our existing GO-Global family on time, on specification and within budget. The key performance criteria for the fiscal year ended December 31, 2013, which were met, and for the fiscal year ending December 31, 2014, are based on establishing and executing on business plans approved by our Board. The amount listed in the Option Awards column reflects the fair value of the option award as of the grant date in accordance with FASB ASC Topic 718.The valuation assumptions used in calculating this amount are set forth in Note 1 to our consolidated financial statements in our 2012 Form 10-K filed with the Commission on April 1, 2013.

(4)	Represents group life insurance premiums, $270 in each of 2012 and 2013, and our contribution to the 401(k) plan ($2,000 in each of 2012 and 2013).

(5)

On February 1, 2012, we granted Mr. Berlin an option to purchase 350,000 shares of common stock at an exercise price of $0.21 per share. The amount listed in the Option Awards column reflects the fair value of the option award as of the grant date in accordance with FASB ASC Topic 718. The valuation assumptions used in calculating this amount are set forth in Note 1 to our consolidated financial statements in our 2012 Form 10-K filed with the Commission on April 1, 2013.

(6)	Represents group life insurance premiums ($222 in 2012 and $240 in 2013) and our contribution to the 401(k) Plan ($2,000 in each of 2012 and 2013).

(7)	Mr. Dixon was appointed Vice President of Finance on August 21, 2013. Previously, he had served as Interim Chief Financial Officer since May 14, 2012, and Controller since March 2000.

(8)	Represents group life insurance premiums ($680 in 2012 and $690 in 2013), and our contribution to the 401(k) plan ($1,250 in 2013).

See “—Outstanding Equity Awards at Fiscal Year-End,” for a discussion of the vesting and exercisability terms of options referenced above.

Mr. Berlin was employed in 2013 on an at-will basis.

Mr. Eilam also was employed during 2013 and continues to be employed on an at-will basis pursuant to the employment agreement approved by the Board of Directors and Compensation Committee on August 21, 2013.  Under the employment agreement, Mr. Eilam will receive an annual base salary of $275,000 and will be eligible for an annual performance-based bonus in the discretion of the Company’s Compensation Committee.  For fiscal year 2013, Mr. Eilam was eligible for a bonus of up to $75,000. Mr. Berlin was eligible for a performance-based annual bonus based on a bonus target of 30% of base annual salary. Each of these bonuses was subject to the successful attainment of three milestones, with one-third of the bonus awarded for each milestone achieved. For 2013, the milestones were related to the product releases of our hopTo product, user base size of hopTo and modified EBITDA. At the discretion of our Board and its Compensation Committee, the actual bonus, if any, may be increased or decreased based on over or under achievement of the applicable milestone.

Mr. Eilam had previously been granted 1,600,000 restricted shares of the Company’s common stock and stock options to acquire 2,000,000 shares of the Company’s common stock.  The restricted shares are scheduled to vest over a period of 33 months.  Fifty percent (50%) of the stock options are scheduled to vest over a period of 33 months and the remaining stock options are scheduled to vest and become exercisable upon the satisfaction of specified performance goals over a period of three fiscal years.  The employment agreement modified the vesting provisions of the restricted shares and stock options, which previously accelerated only in connection with a termination without cause and only in certain specified change of control situations.  Pursuant to the employment agreement, if Mr. Eilam’s employment is terminated as a result of death or disability, by the Company without cause, or by Mr. Eilam for good reason, or following a change of control, then all of Mr. Eilam’s unvested restricted shares and stock options shall immediately vest.

Mr. Eilam is an at-will employee, however in the event that Mr. Eilam’s employment is terminated by the Company without cause, or Mr. Eilam terminates his employment for good reason or following a change in control, then, in addition to the vesting of Mr. Eilam’s unvested restricted shares and stock options as noted above, Mr. Eilam shall receive his base salary for a period of 12 months and shall also receive payment or reimbursement for a period of 12 months of the full cost to Mr. Eilam of any Company provided health insurance that Mr. Eilam elects to obtain for Mr. Eilam and any of his eligible dependents.  As a condition to Mr. Eilam receiving such payments, Mr. Eilam will have to execute and deliver to the Company a general release.

At all times that Mr. Eilam is an employee of the Company, the Company, at its own expense, shall provide life insurance on Mr. Eilam’s life with a death benefit in an amount not less than $1,000,000 and shall also maintain long-term disability insurance on Mr. Eilam.

In the event that Mr. Eilam’s employment is terminated by the Company for cause, or by Mr. Eilam without good reason, then Mr. Eilam shall receive only his compensation and benefits earned and paid time off accrued through his termination date.

The new employment agreement supercedes the Company Key Employee Severance Plan unless Mr. Eilam’s employment is terminated under circumstances that would entitle him to receive salary continuation and Company subsidized health care for a period of twelve months or more following termination under the Company Key Employee Severance Plan.

Outstanding Equity Awards at Fiscal Year-End

Outstanding Equity Awards at December 31, 2013
	Option Awards
Name	Number of Underlying Securities (1)	Number of Underlying Securities unvested	Number of Underlying Securities unearned	Option Exercise Price $	Option Expiration Date
Eldad Eilam	1,000,000	272,728 (2)	—	0.280	09/08/21
Chief Executive Officer, President	1,000,000	—	333,333(3)	0.230	02/22/22
Christoph Berlin	350,000	148,485(4)	—	0.210	02/01/22
Former Chief Operating Officer
Robert Dixon	25,000	—	—	0.210	01/26/16
Vice President of Finance, Secretary	25,000	—	—	0.165	01/15/17
	25,000	—	—	0.050	01/02/19
	25,000	—	—	0.060	01/11/20
	40,000	1,213 (5)	—	0.050	01/11/21
	300,000	90,910(6)	—	0.230	10/05/21
	145,000	—	—	0.202	10/12/21

(1) All options are immediately exercisable upon grant and vest in 33 equal monthly installments beginning in the fourth month after their respective date of grant. We have the right to repurchase exercised unvested options at the exercise price of the respective option upon the optionee's cessation of service to our Company.

(2) Mr. Eilam's options will be fully vested on September 8, 2014.

(3) On February 22, 2012, Mr. Eilam was granted a performance-based incentive option, which vests in three equal increments at the end of each fiscal year subsequent to its grant date, assuming that the performance-based goals have been met. As of December 31, 2012 and December 31, 2013, such goals for 2012 and 2013, respectively, which included establishing an operational base in the Silicon Valley area and delivering an alternative product to our existing GO-Global product family, were met. Thus, two-thirds of the award was vested and earned.

(4) Mr. Berlin resigned on March 12, 2014, and in accordance with the provisions of our 2008 Equity Incentive Plan, forfeited 116,667 unvested options.

(5) Mr. Dixon’s options became fully vested on January 11, 2014.

(6) Mr. Dixon's options will be fully vested on October 5, 2014.

Outstanding Equity Awards at December 31, 2013(1)
	Stock Awards
Name	Number of shares or units of stock that have not vested	Market value of shares of units of stock that have not vested (2)
Eldad Eilam (3)	969,708	$358,792
Chief Executive Officer and President
Christoph Berlin (4)	1,060,215	$392,280
Former Chief Operating Officer
Robert Dixon (5)	251,220	$92,951
Vice President of Finance, Secretary

(1) All awards identified in this table were granted on August 15, 2012 and vest in thirty-three equal monthly installments, beginning on December 15, 2012.

(2) The fair market value of our stock on December 31, 2013 was $0.37 per share.

(3) Mr. Eilam was appointed President in January 2012 and Chief Executive Officer on August 15, 2012.

(4) Mr. Berlin resigned on March 12, 2014 and, in accordance with the provisions of the 2012 Equity Incentive Plan, forfeited 954,194 unvested shares of common stock.

(5) Mr. Dixon was appointed Vice President of Finance on August 21, 2013. Previously, he had served as Interim Chief Financial Officer since May 14, 2012, and our Controller since March 2000.

Compensation of Directors

During the fiscal years ended December 31, 2013 and 2012, our non-employee directors were eligible to be compensated at the rate of $1,000 for attendance at each meeting of our Board, $500 if their attendance was via telephone, $500 for attendance at each meeting of a Board committee, and a $1,500 quarterly retainer.

Name	Year	Fees Earned or Paid in Cash	Option Awards (1)	All Other Compensation	Total
Steven Ledger (2)	2013	$500	$—	$—	$500
Sam Auriemma	2013	$14,500	$—	$—	$14,500
Michael A. Brochu	2013	$13,000	$—	$—	$13,000
John Cronin	2013	$11,500	$—	$—	$11,500
August Klein (2)	2013	$6,500	$—	$—	$6,500
Gordon Watson (2)	2013	$5,500	$—	$—	$5,500
Jeremy E. Verba (3)	2013	$500	$217,490	$—	$217,990

(1)

 The amounts listed in the Option Awards column reflect the aggregate grant date fair value of stock options granted to the named director during 2013 calculated in accordance with FASB ASC Topic 718. The valuation assumptions used in calculating these amounts are set forth in Note 1 to our consolidated financial statements in our 2013 Form 10-K filed with the Commission on March 31, 2014. On December 18, 2013, we granted to Mr. Verba options to purchase 700,000 shares of common stock at an exercise price of $0.365 per share.

(2)

On March 17, 2014, Mr. Ledger resigned from our Board and on such date we entered into an exclusive consulting agreement with Mr. Ledger to provide consulting services to our Board. See “Corporate Governance–Related-Party Transactions–Steven Ledger” for a summary of such agreement.

On May 30, 2013, Mr. Klein resigned from our Board.

March 29, 2013, Mr. Watson resigned from our Board and on such date we entered into an exclusive consulting agreement with Mr. Watson to provide consulting services to our Board. See “Corporate Governance–Related-Party Transactions–Gordon Watson” for a summary of such agreement.

(3)	All of the options granted to Mr. Verba in 2013 were immediately exercisable upon their grant date and vest in thirty-three equal monthly installments, beginning in the fourth month after their grant date.

Should any director’s service cease prior to full vesting of his options, we have the right to repurchase any shares issued upon exercise of options not vested.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2013, the Compensation Committee was comprised of Michael A. Brochu and John Cronin, each of whom is a non-employee director. See “Corporate Governance–Related-Party Transactions–John Cronin” for a summary of transactions with entities controlled by Mr. Cronin.

REPORT OF AUDIT COMMITTEE

The functions of our Audit Committee are focused on three areas:

●	the adequacy of the internal controls and financial reporting process of hopTo Inc. (the “Company”) and the reliability of its consolidated financial statements;

●	the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm; and

●	the Company’s compliance with legal and regulatory requirements.

We operate under a written charter, which has been approved by the Board of Directors. The Company has made the Audit Committee charter available on its website at www.hopTo.com/investors/corp-governace.

We meet with management periodically to consider the adequacy of the Company’s internal controls and the objectivity of the Company’s financial reporting. We discuss these matters with the Company’s independent registered public accounting firm and with appropriate financial personnel. We periodically (at least annually) meet privately with both the independent registered public accounting firm and the Company’s financial personnel, each of whom has unrestricted access to us. We also appoint the independent registered public accounting firm and review their performance and independence from management. In addition, we review the Company’s financing plans.

Management is responsible for the financial reporting process, including the system of internal control, and the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to auditor independence. We rely on, without independent verification, the information provided to us and on the representations made by management and the independent registered public accounting firm.

In this context, we held four meetings during 2013. The meetings were designed, among other things, to facilitate and encourage communication among us, management, the internal accountants and the Company’s independent registered public accounting firm for fiscal year 2013, Macias Gini & O’Connell LLP (“MGO”). We discussed with MGO the overall scope and plans for their audit. We also met with MGO, with and without management present, to discuss the results of their audit and quarterly reviews and the Company’s internal controls. We reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2013 with management and MGO.

We also discussed with MGO matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 16, Communications with Audit Committees (AS 16), as adopted by the Public Company Accounting Oversight Board.

We have received the written disclosures and the letter from MGO required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with us concerning independence, and we discussed with MGO their independence from the Company. When considering MGO’s independence, we considered whether their provision of services to us beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the amount of fees paid to MGO for audit and non-audit services (primarily tax services).

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2013 be included in the Company’s annual report on Form 10-K for filing with the Securities and Exchange Commission.

The members of the Audit committee as of the filing of our annual report on Form 10-K for the fiscal year ended December 31, 2013 include Sam Auriemma.

Dated: May 9, 2014	Members of the Audit Committee

Sam M. Auriemma (Chairman)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of April 24, 2014, by (i) each of our directors and nominees; (ii) each person known by us to beneficially own 5% or more of our common stock (based upon review of the most recent Schedule 13D and 13G filings as of April 24, 2014); (iii) each executive officer named in the summary compensation table; and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address for each of the following stockholders is c/o hopTo Inc., 1919 S. Bascom Avenue, Suite 600, Campbell, CA 95008.

Name and Address	Number of Shares of Common Stock Beneficially Owned (1)(2)	Percent of Class (%)
Eldad Eilam (3)	3,666,667	3.2
Robert L. Dixon (3)	899,646	*
Sam M. Auriemma (3)	700,000	*
Michael A. Brochu (3)	700,000	*
John Cronin (3)	700,000	*
Jeremy E. Verba (3)	700,000	*
All current executive officers and directors as a group (6 persons)(3)	7,366,313	6.2
AIGH Investment Partners, LLC (4) 6006 Berkeley Avenue Baltimore, MD 21209	6,080,278	5.3
Austin Marxe, David Greenhouse and Adam C. Stettner (5) 527 Madison Avenue, Suite 2600 New York, NY 10022	9,636,900	8.4
David R. Wilmerding, III (6) 2 Hamill Road, Suite 272 Baltimore, MD 21117	10,500,000	9.1
Jon C. Baker (7) 101 St. Johns Road Baltimore, MD 21210	9,420,000	8.2
Robert S. London (8) 1485 E. Valley Road, Suite F Montecito, CA 93108	5,889,948	5.2
Neal Goldman (9) 767 Third Avenue, 25th Floor New York, NY 10017	6,733,333	5.8

* Less than 1%.

(1)

As used in this table, beneficial ownership means the sole or shared power to vote, or direct the voting of, a security, or the sole or shared power to invest or dispose, or direct the investment or disposition, of a security. Except as otherwise indicated, based on information provided by the named individuals, all persons named herein have sole voting power and investment power with respect to their respective shares of our common stock, except to the extent that authority is shared by spouses under applicable law, and record and beneficial ownership with respect to their respective shares of our common stock. With respect to each stockholder, any shares issuable upon exercise of options held by such stockholder that are currently exercisable or will become exercisable within 60 days of April 24, 2014 are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(2)	Percentage ownership of our common stock is based on 114,013,742 shares of common stock outstanding as of April 24, 2014.
(3)

Includes the following shares of common stock issuable upon exercise of outstanding stock options: 1,666,667 options earned by Mr. Eilam pursuant to a performance based incentive option grant; 585,000 stock options held by Mr. Dixon; and 700,000 stock options held by each of Messrs. Auriemma, Brochu, Cronin and Verba.

(4)

Based on information contained in a Schedule 13G/A filed by AIGH Investment Partners, LLC on March 3, 2008, and information known to us, AIGH has shared voting and dispositive power with respect to 6,080,278 shares of common stock. Orin Hirschman is the managing member of AIGH Investment Partners, LLC.

(5)

Based solely on information contained in a joint Schedule 13G/A filed by Austin Marxe, David Greenhouse and Adam Stettner on February 13, 2014. Such stockholders share voting and dispositive power over these shares by virtue of being the controlling principals of AWM Investment Company, Inc. ("AWM"), and the members of SST Advisers, L.L.C. ("SST"). AWM acts as investment advisor to each of Special Situations Technology Fund, L.P. ("Tech Fund") and Special Situations Technology Fund II, L.P. ("Tech Fund II"); SST is the general partner of each of Tech Fund and Tech Fund II. Tech Fund owns 1,141,635 shares of our common stock and holds warrants to purchase 190,000 shares of our common stock. Tech Fund II owns 7,120,265 shares of our common stock and holds warrants to purchase 1,185,000 shares of our common stock.

(6)

Based on information contained in a Schedule 13G/A filed by David Wilmerding on January 21, 2014, and information known to us, Mr. Wilmerding has sole voting and dispositive power with respect to 9,000,000 shares of our common stock and warrants to purchase 1,500,000 shares of our common stock.

(7)

Based on information contained in a Schedule 13G/A filed by Jon C. Baker on February 6, 2014, and information known to us, Mr. Baker has sole voting and dispositive power with respect to 8,170,000 shares of our common stock and warrants to purchase 1,250,000 shares of our common stock.

(8)

Based on information contained in Schedule 13G/A filed on January 21, 2014, by Robert S. London, and information known to us, Mr. London has sole voting and dispositive power with respect to 5,514,948 shares of our common stock and warrants to purchase 375,000 shares of our common stock.

(9)

Based on information contained in a Schedule 13G filed by Goldman Capital Management Inc. on April 18, 2014, and information known to us, Neal Goldman has sole voting and dispositive power with respect to 4,816,666 shares of our common stock and warrants to purchase 1,916,667 shares of our common stock held by Goldman Partners, L.P. ("Goldman Partners"), by virtue of being the general partner of Goldman Partners, and the president of Goldman Capital Management, Inc., which acts as investment advisor to Goldman Partners.

COMPLIANCE WITH SECTION 16(a) OF SECURITIES EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, as well as those persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. These persons are required by SEC rule to furnish us with copies of all Section 16(a) forms they file.

Except as noted below, based solely on a review of copies of reports filed with the SEC and submitted to us and on written representations by certain of our directors and executive officers, we believe that all of our directors and executive officers complied on a timely basis during the fiscal year ended December 31, 2013 with the reporting requirements of Section 16(a) of the Exchange Act:

(a) John Cronin and Steven Ledger each filed one late Form 4 on January 24, 2013 reporting a transaction on December 20, 2012;

(b) Robert Dixon filed a late Form 4 on (i) March 13, 2013 reporting a transaction on February 27, 2013, (ii) on July 2, 2013 reporting a transaction on June 24, 2013, and (iii) on September 20, 2013 reporting a transaction on September 17, 2014; and

(c) Jeremy E. Verba filed one late Form 3 and one late Form 4 on March 7, 2014 reporting his appointment to our Board and grant of employee stock options, respectively, on December 18, 2013.

PROPOSAL 2

REVERSE STOCK SPLIT

Last year our Board, and our stockholders, approved a proposal substantially the same as this Proposal 2 regarding a reverse stock split. The approval last year expires at our Annual Meeting this year. Our Board is recommending the substantially same proposal again this year, to expire at our annual meeting next year, for the reasons described below.

Our Board has unanimously approved and recommended to our stockholders an amendment to our amended and restated certificate of incorporation, as amended (“Certificate of Incorporation”), to effect a reverse stock split by a ratio of not less than one-for-two (1:2) and not greater than one-for-fifteen (1:15), with the exact ratio to be set as a whole number within this range determined by our Board and a related reduction in the authorized number of shares of our common stock based on one-half of the reverse stock split ratio set by the Board (except in the case of a one-for-two ratio in which case no adjustment to the number of authorized shares of common stock will be made) (collectively, the “Reverse Stock Split”). If this Proposal 2 is approved, our Board may (but is not required to) effect the Reverse Stock Split within one year of the date of the Annual Meeting without further stockholder approval. Even if this Proposal 2 is approved, our Board may decide not to effect the Reverse Stock Split at all if it determines that the Reverse Stock Split is not an effective course of action to achieve corporate objectives.

The Reverse Stock Split will have no effect on the par value of our common stock. The Company will pay cash in lieu of any fractional shares resulting from the Reverse Stock Split. The proposed form of amendment to our Certificate of Incorporation to implement the Reverse Stock Split is attached to this proxy statement as Annex A.

Reasons for the Reverse Stock Split

Our Board of Directors is submitting this Reverse Stock Split to our stockholders for approval with the primary intent of increasing the market price of our common stock to enhance our ability to meet the initial listing requirements of the NASDAQ Stock Market or NYSE MKT and to make our common stock more attractive to a broader range of institutional and other investors.   The Board also considered the need to adjust the number of authorized shares of our common stock and determined that an adjustment to the authorized number of shares of our common stock be made based on one-half of the Reverse Stock Split ratio set by the Board with no adjustment made if such ratio set by the Board is one-for-two. We believe that effecting the Reverse Stock Split is in our and our stockholders' best interests.

We believe that the Reverse Stock Split will enhance our ability to obtain an initial listing on the NASDAQ Stock Market or NYSE MKT.  The NASDAQ Stock Market requires, among other items, an initial bid price of least $4.00 per share or if certain financial and governance standards are achieved, a closing price on the OTC Markets QB (or higher) tier of $3.00 (or $2.00 depending on the applicable listing standard) for five consecutive days and following initial listing, maintenance of a continued price of at least $1.00 per share. The NYSE MKT requires an initial listing bid price of $3.00 (or $2.00 depending on the applicable listing standard). Reducing the number of outstanding shares of our common stock should, absent other factors, increase the per share market price of our common stock, although we cannot provide any assurance that our minimum bid price would remain following the Reverse Stock Split over the minimum bid price requirement of any such stock exchange.

Additionally, we believe that the Reverse Stock Split will make our common stock more attractive to a broader range of institutional and other investors, as we have been advised that the current market price of our common stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public.  Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers.  In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers.  Moreover, because brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.  We believe that the Reverse Stock Split will make our common stock a more attractive and cost effective investment for many investors, which will enhance the liquidity of the holders of our common stock.

In order to provide maximum flexibility, we are submitting this proposal with a range of exchange ratios of not less than one-for-two (1:2) and not greater than one-for-fifteen (1:15). The need for the broad range is due to the volatility of the stock price which ranged from a high of $0.66 to a low of $0.18 during the twelve months prior to April 4, 2014.

We believe that enabling our Board to set the ratio within the stated range will provide us with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for our stockholders. In determining whether to implement the Reverse Stock Split and selecting the exchange ratio, our Board will consider factors such as:

•	The initial listing standards of NASDAQ Stock Market or NYSE MKT;

•	The historical trading price and trading volume of our common stock;

•	The then prevailing trading price and trading volume for our common stock;

•	The anticipated impact of the Reverse Stock Split on the trading price of and market for our common stock; and

•	Prevailing general market and economic conditions.

Reducing the number of outstanding shares of our common stock through a reverse stock split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the Reverse Stock Split or that the market price of our common stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our common stock after a reverse stock split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

Our Board will have sole discretion as to the exact timing and precise exchange ratio of the Reverse Stock Split within the range of ratios specified in this Proposal 2 for one year following the date of the Annual Meeting. Our Board may also determine that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders and decide to abandon the Reverse Stock Split, at any time before, during or after the meeting and prior to its effectiveness, without further action by the stockholders.

Effect of the Reverse Split on Our Common Stock

Depending on the ratio for the Reverse Stock Split determined by our Board, a minimum of two and a maximum of fifteen shares of existing common stock will be combined into one new share of common stock.  In addition, the authorized number of shares of our common stock will be reduced based on one-half of the reverse stock split ratio set by the Board to the extent set forth in the table below. For example, if the Board determines to set the ratio to combine six shares of existing common stock into one new share of common stock, the authorized number of shares of common stock will be amended to be one-third of the existing number of authorized shares (i.e., one-half of the adjustment to the outstanding shares in the reverse stock split). No change will be made to the number of authorized shares of common stock if the reverse stock split ratio is set by the Board at two shares combined into one share.

The table below shows, as of April 24, 2014, the number of authorized shares of common stock and the approximate number of outstanding shares of common stock (excluding Treasury shares) that would result from the listed hypothetical reverse stock split ratios (without giving effect to the treatment of fractional shares) based on the 114,013,742 shares of common stock issued and outstanding as of such date:

Reverse Stock Split Ratio	Approximate Number of Outstanding Shares of Common Stock Following the Reverse Stock Split	Number of Authorized Shares of Common Stock Following the Reverse Stock Split
1-for-2	57,006,871	195,000,000
1-for-3	38,004,581	130,000,000
1-for-4	28,503,436	97,500,000
1-for-5	22,802,748	78,000,000
1-for-6	19,002,290	65,000,000
1-for-7	16,287,677	55,714,286
1-for-8	14,251,718	48,750,000
1-for-9	12,668,194	43,333,333
1-for-10	11,401,374	39,000,000
1-for-11	10,364,886	35,454,545
1-for-12	9,501,145	32,500,000
1-for-13	8,770,288	30,000,000
1-for-14	8,143,839	27,857,143
1-for-15	7,600,916	26,000,000

The actual number of shares authorized and outstanding after giving effect to the Reverse Stock Split, if implemented, will depend on the Reverse Stock Split ratio that is ultimately determined by our Board.

The Reverse Stock Split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in us, except that, as described below in “— Fractional Shares,” record holders of common stock otherwise entitled to a fractional share as a result of the Reverse Stock Split will receive cash in lieu of such fractional share. In addition, the Reverse Stock Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

The Reverse Stock Split will result in the number of authorized shares of common stock being reduced based on the equivalent of one-half of the Reverse Stock Split ratio determined by the Board other than in the case of a one-for-two reverse split in which case no change will be made to the number of authorized shares of common stock. Therefore, because the number of authorized shares will not be reduced by the same equivalent proportion as the number of outstanding shares of common stock, the Reverse Stock Split will have the effect of an increase in the number of authorized but unissued shares of common stock. Authorized but unissued shares of our common stock and preferred stock are available for future issuance as may be determined by our Board without further action by our stockholders, unless stockholder approval is required by applicable law or securities exchange listing requirements in connection with a particular transaction. These additional shares may be issued in the future for a variety of corporate purposes including, but not limited to, raising additional capital, corporate acquisitions and equity incentive plans. Except for a stock split or stock dividend, future issuances of common shares will dilute the voting power and ownership of our existing stockholders and, depending on the amount of consideration received in connection with the issuance, could also reduce stockholders’ equity on a per share basis.

The Reverse Stock Split could, under certain circumstances, have an anti-takeover effect (for example, by enhancing our ability to approve future issuances that could dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction involving the Company with another company). This Proposal 2 is not being made in response to any effort of which the Board of Directors is aware to accumulate shares of our common stock or obtain control of the Company nor does the Company currently have any plans, proposals or arrangements to issue for any purpose, including future acquisitions or financings, any of the newly available authorized shares of common stock resulting from a change in the authorized shares.

Procedure for Implementing the Reverse Stock Split

The Reverse Stock Split, if approved by our stockholders, would become effective upon the filing (the “Effective Time”) of a certificate of amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. The exact timing of the filing of the certificate of amendment that will effect the Reverse Stock Split will be determined by our Board based on its evaluation as to when such action will be the most advantageous to us and our stockholders. In addition, our Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the amendment to our Certificate of Incorporation, our Board, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed with the Reverse Stock Split. If a certificate of amendment effecting the Reverse Stock Split has not been filed with the Secretary of State of the State of Delaware by the close of business on the first anniversary of the Annual Meeting, our Board will abandon the Reverse Stock Split.

After the Effective Time, our common stock will have a new Committee on Uniform Securities Identification Procedures (“CUSIP”) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below.

Beneficial Holders of Common Stock (i.e., stockholders who hold in street name)

Upon the implementation of the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. Stockholders who hold shares of our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e., stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-Reverse Stock Split common stock, subject to adjustment for treatment of fractional shares.

Exchange of Stock Certificates and Elimination of Fractional Share Interests

As soon as practicable after filing the certificate of amendment to our Certificate of Incorporation effecting a Reverse Stock Split with the Secretary of State of Delaware, stockholders will receive instructions for the exchange of their common stock certificates for new certificates representing the appropriate number of shares of common stock after the Reverse Stock Split. However, if permitted, the Company may elect to effect the exchange in the ordinary course of trading as certificates are returned for transfer. In either event, each current certificate representing shares of common stock will until so exchanged be deemed for all corporate purposes after the filing date to evidence ownership of our common stock in the proportionately reduced number. An exchange agent may be appointed to act for stockholders in effecting the exchange of their certificates.

Stockholders should NOT destroy any stock certificates or submit their stock certificates now. You should submit them only after you receive instructions from us or our exchange agent.

No service charges, brokerage commissions or transfer taxes will be payable by any stockholder, except that if any new stock certificates are to be issued in a name other than that in which the surrendered certificate(s) are registered it will be a condition of such issuance that (1) the person requesting such issuance pays all applicable transfer taxes resulting from the transfer (or prior to transfer of such certificate, if any) or establishes to our satisfaction that such taxes have been paid or are not payable, (2) the transfer complies with all applicable federal and state securities laws, and (3) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.

Fractional Shares

We do not currently intend to issue fractional shares in connection with the Reverse Stock Split. Therefore, we will not issue certificates representing fractional shares. In lieu of issuing fractions of shares, we intend to pay cash as follows:

•	If a stockholder’s shares are held in street name, payment for the fractional shares will be deposited directly into the stockholder’s account with the organization holding the stockholder’s shares.

•

If the stockholder’s shares are registered directly in the stockholder’s name, payment for the fractional shares will be made by check, sent to the stockholder directly from our transfer agent upon receipt of the properly completed and executed transmittal letter and original stock certificates.

•	The amount of cash to be paid for fractional shares will be equal to the product obtained by multiplying:

•

The average closing price of our common stock as reported by the OTC Markets QB (or higher) tier for the five trading days immediately preceding the date of the Reverse Stock Split, or if our common stock is not at such time traded on the OTC Markets QB (or higher) tier, then as reported on the primary trading market for our common stock;

•	The amount of the fractional share.

Those stockholders who hold less than the number of shares set forth in the Reverse Stock Split ratio would be eliminated as a result of the payment of fractional shares in lieu of any fractional share interest in connection with the Reverse Stock Split. The Board reserves the right to aggregate all fractional shares for cash and arrange for their sale, with the aggregate proceeds from such sale being distributed to the holders of fractional shares on a pro rata basis.

Effect of the Reverse Stock Split on Employee Plans, Options, Restricted Stock Awards and Units, Warrants, and Convertible or Exchangeable Securities

Based upon the Reverse Stock Split ratio determined by our Board, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of common stock. This would result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of common stock being delivered upon such exercise, exchange or conversion, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. The number of shares deliverable upon settlement or vesting of restricted stock awards will be similarly adjusted, subject to our treatment of fractional shares. The number of shares reserved for issuance pursuant to these securities will be proportionately based upon the Reverse Stock Split ratio determined by the Board, subject to our treatment of fractional shares.

Accounting Matters

This proposed amendment to our Certificate of Incorporation will not affect the par value of our common stock per share, which will remain $0.0001 par value per share. As a result, as of the Effective Time, the stated capital attributable to common stock will be proportionately reduced based on the applicable ratio used in the Reverse Stock Split and the additional paid-in capital account on our balance sheet will not be materially affected due to the Reverse Stock Split. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

Certain Federal Income Tax Consequences

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of our common stock.

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our common stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our common stock (a “U.S. holder”). A trust may also be a U.S. holder if (1) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person. An estate whose income is subject to U.S. federal income taxation regardless of its source may also be a U.S. holder.

This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment). If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this proxy statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, a stockholder generally will not recognize gain or loss on the Reverse Stock Split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-Reverse Stock Split shares. The aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged therefore (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged.

A holder of the pre-split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-split shares were held for one year or less and long term if held more than one year.

No gain or loss will be recognized by us as a result of the Reverse Stock Split.

No Appraisal Rights

Stockholders have no rights under Delaware law or under our charter documents to exercise dissenters’ rights of appraisal with respect to the Reverse Stock Split.

Vote Required

This Proposal 2 requires the affirmative vote of a majority of the outstanding shares of our common stock. Stockholders may vote “for” or “against” the proposal, or they may abstain from voting on the proposal. Abstentions and broker non-votes will have the same effect as vote “against” this Proposal 2. The proxy holders will vote your shares in accordance with your instructions. If you have not given specific instructions to the contrary, your shares will be voted “FOR” the approval of this Proposal 2.

Board Recommendation

Our Board Recommends a Vote “FOR” Amendment of our Amended and Restated Certificate of Incorporation, as Amended, to Effect a Reverse Stock Split as Described in this Proposal 2.

PROPOSAL 3

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

We are required to permit a separate non-binding stockholder vote to approve the compensation of its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the compensation tables and narrative discussion). This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather to provide stockholders with an opportunity to make an advisory vote with respect to the overall compensation of our named executive officers and our compensation practices.

This proposal, commonly known as a "Say-On-Pay" proposal permits stockholders to endorse or not endorse our executive compensation through the following resolution:

“Resolved, that the stockholders approve, on an advisory basis, the compensation paid to the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the compensation tables and narrative discussion).”

Because the stockholders’ vote is advisory, it will not be binding on the Board. However, the Board’s Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Board Recommendation

Our Board Recommends a Vote “FOR” this Proposal 3.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Macias Gini & O’Connell LLP to audit our accounts for the fiscal year ending December 31, 2014. Such firm, which has served as our independent registered public accounting firm since February 9, 2005, has reported to us that none of its members has any direct financial interest or material indirect financial interest in our Company.

A proposal will be presented at the Annual Meeting to ratify the audit committee’s appointment of Macias Gini & O’Connell LLP as our independent registered public accounting firm. Although stockholder ratification of the audit committee’s action in this respect is not required, our Board of Directors considers it desirable for stockholders to pass upon such appointment.

A representative of Macias Gini & O’Connell LLP is expected to attend the Annual Meeting and will be afforded the opportunity to make a statement and/or respond to appropriate questions from stockholders.

Fees for professional services provided by Macias Gini & O’Connell LLP for the fiscal years ended December 31, 2013 and 2012 were as follows:

Category	2013	2012
Audit fees	$177,400	$150,100
Audit – related fees	11,900	—
Tax fees	15,000	15,000
All Other fees	—	—
Totals	$204,300	$165,100

Audit fees include fees associated with our annual audit, the reviews of our quarterly reports on Form 10-Q, and assistance with and review of documents filed with the Securities and Exchange Commission. Audit-related fees include consultations regarding revenue recognition and new accounting pronouncements as they related to the financial reporting of certain transactions. Tax fees included tax compliance and tax consultations.

The audit committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by our independent registered public accounting firm. The policy provides for pre-approval by the audit committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that fiscal year, the audit committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it.

Board Recommendation

The Board unanimously recommends a vote “FOR” ratification of the appointment of Macias Gini & O’Connell LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

OTHER MATTERS

Our Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote in accordance with his judgment on such matters.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are hopTo stockholders will be “householding” our proxy materials. A single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Robert Dixon, our Secretary, at our address or contact Robert Dixon at (800) 472-7466.

Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker.

2015 STOCKHOLDER PROPOSALS

Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the SEC. In order for stockholder proposals for the 2015 Annual Meeting of Stockholders to be eligible for inclusion in our proxy statement, our Secretary must receive them at our principal offices not later than January 31, 2015. Such proposals should be submitted, in writing, to hopTo Inc., Attn: Robert Dixon, Secretary, 1919 S. Bascom Avenue, Suite 600, Campbell, CA 95008.

Under Rule 14a-4 promulgated under the Exchange Act, if a proponent of a proposal that is not intended to be included in the proxy statement fails to notify us of such proposal at least 45 days prior to the anniversary of the mailing date of the preceding year’s proxy statement or a reasonable time before we send our proxy materials for such meeting if the date of the meeting has changed by more than 30 days from the prior year, then we will be allowed to use our discretionary voting authority under proxies solicited by us when the proposal is raised at such annual meeting of stockholders, without any discussion of the matter in the proxy statement. We were not notified of any stockholder proposals to be addressed at our Annual Meeting, and will therefore be allowed to use our discretionary voting authority if any stockholder proposals are raised at the Annual Meeting.

ACCOMPANYING INFORMATION

Accompanying this proxy statement is a copy of our annual report to stockholders on Form 10-K, for our fiscal year ended December 31, 2013. Such annual report includes our audited consolidated financial statements for the two fiscal years ended December 31, 2013. No part of such annual report shall be regarded as proxy-soliciting material or as a communication by means of which any solicitation is being or is to be made.

By Order of the Board of Directors,

/s/ Eldad Eilam

ELDAD EILAM
President and Chief Executive Officer

Campbell, California

May 9, 2014

ANNEX A

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HOPTO INC.

hopTo Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies as follows:

1.     That the first paragraph of Article IV of the Amended and Restated Certificate of Incorporation of the Company is hereby amended and restated in its entirety and a new second paragraph is added to such Article IV, each as set forth below:

"The corporation is authorized to issue two classes of stock designated respectively common stock and preferred stock. The total number of shares that the corporation is authorized to issue is [*]’1 shares of which [*] shares are designated common stock, par value $0.0001 per share (the "Common Stock"), and [*] shares are designated preferred stock, par value $0.01 per share (the "Preferred Stock").

Effective upon the close of business on ___________, 201_, each [*(*)]2 shares of the issued and outstanding shares of Common Stock of this corporation shall thereby and thereupon automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock of this corporation (the "Reverse Stock Split"). No scrip or fractional shares will be issued by reason of the Reverse Stock Split. In lieu thereof, cash shall be distributed to each stockholder of the Company who would otherwise have been entitled to receipt of a fractional share and the amount of cash to be distributed shall be based upon the average closing price of a share of Common Stock on the OTC Markets QB (or higher) tier or other primary trading market for the Common Stock for the five trading days immediately preceding the effective date of this Certificate of Amendment."

2.     That the foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, by approval of the Board of Directors of the Company [at a meeting held on][by unanimous written consent dated] [*], 201_, and by the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock of the Company entitled to vote thereon at the meeting of stockholders held on June 16, 2014. There are no other classes of stock outstanding entitled to vote on this amendment.

1 hopTo’s charter currently reads 200,000,000 shares authorized: 195,000,000 shares of common, par value $0.0001, and 5,000,000 shares of preferred, par value $0.01. If the Reverse Split is effectuated, the authorized common shares will be adjusted by dividing 195,000,000 by one half the reverse split ratio number listed in brackets in the second paragraph of the amendment except that no change will be made to the number of authorized common shares if the reverse split ratio used is 1 for 2.

2 To be determined by the board between 2 and 15 (i.e., a ratio of between 1 for 2 and 1 for 15).

3.     That the Effective Time of the amendment herein certified shall be the close of business on ___________, 201_.

[ signature page follows ]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be duly executed by its authorized officer this [*] day of [*], 201_.

hopTo Inc.

By:
name
title

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF

hopTo Inc.

1919 S. Bascom Avenue, Suite 600

Campbell, CA 95008

ANNUAL MEETING OF STOCKHOLDERS

JUNE 16, 2014

The undersigned stockholder of hopTo, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 9, 2014, and hereby appoints Eldad Eilam and Robert Dixon, or either of them, as proxy and attorney-in-fact, each with the power to appoint his substitute, on behalf and in the name of the undersigned and hereby authorizes each of them to represent the undersigned and vote, as designated on the reverse side hereof, all the shares of Common Stock of hopTo Inc. (the “Company”) held of record by the undersigned on April 24, 2014, at the Annual Meeting of the Stockholders to be held on June 16, 2014 or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSAL 2, FOR PROPOSAL 3, AND FOR PROPOSAL 4. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE AS TO ANY OTHER MATTER THAT MAY BE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OF WHICH THE BOARD OF DIRECTORS DID NOT HAVE TIMELY NOTICE.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

hopTo Inc.

JUNE 16, 2014

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement and Proxy Card are available at

http://proxymaterials.hopto.com

Please sign, date and mail your proxy card

in the envelope provided as soon as possible.

Please detach along the perforated line and mail in the envelope provided

-----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES FOR DIRECTOR, AND "FOR" PROPOSALS 2, 3 and 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

THIS PROXY IS VALID ONLY WHEN PROPERLY SIGNED AND DATED.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

1.	Election of two Class III Directors.
NOMINEES: Eldad Eilam and Jeremy E. Verba

[ ] FOR ALL NOMINEES
[ ] FOR MR. EILAM ONLY [ ] FOR MR. VERBA ONLY
[ ] WITHHOLD AUTHORITY FOR BOTH NOMINEES

2.

To approve a reverse stock split of our common stock and a reduction in the authorized number of shares of our common stock based on one-half of the reverse stock split ratio except in the case of a one-for-two reverse split ratio.

[   ] For

[   ] Against

[   ] Abstain

3.	To approve, in a non-binding advisory vote, the compensation of our named executive officers.

[   ] For

[   ] Against

[   ] Abstain

4.	To ratify the appointment of Macias Gini & O’Connell LLP	[ ] For
	as the Company’s independent registered public accounting firm for the fiscal	[ ] Against
	year ending December 31, 2014.	[ ] Abstain

5.	To transact such other business as may properly come before the meeting.

To change the address on your account, please check here [   ]

and indicate your new address at right.

Changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder:	Date:

Signature of Stockholder:	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney trustee or guardian, please give full title as such. When signing for a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

In their discretion, the proxies are authorized to vote “FOR” the election of such substitute nominee(s) for director(s) as the Board of Directors of hopTo Inc. shall select, and upon such other matters as may come before the Annual Meeting of Stockholders.